Brunswick Corporation 1 N. Field Court Lake Forest, IL 60045
Telephone 847.735.4700 Facsimile 847.735.4750

Release:	IMMEDIATE
Contact:	Bruce Byots
Vice President - Corporate and Investor Relations
Phone:	847-735-4612

Contact:	Daniel Kubera
Director - Media Relations and Corporate Communications
Phone:	847-735-4617
Email:	daniel.kubera@brunswick.com

Brunswick Reports Second Quarter Results
Solid Revenue and Pretax Earnings Growth
Revised 2014 EPS Guidance of $2.25 to $2.35, as adjusted, Reflecting Bowling Divestitures

LAKE FOREST, Ill., July 24, 2014 -- Brunswick Corporation (NYSE: BC) today reported results for the second quarter of 2014:

•	Net sales increased 4 percent versus second quarter 2013.

•	Gross margin was 30 basis points higher versus prior year.

•	On a GAAP and as adjusted basis, operating earnings increased 3 percent from second quarter 2013.

•	Adjusted pretax earnings increased by 8 percent. On a GAAP basis, pretax earnings were up 47 percent.

•
Diluted EPS, as adjusted, of $0.95; a $0.28 decrease compared to prior year. The decrease in diluted earnings per common share from continuing operations, as adjusted, reflects a higher year-over-year effective tax rate. On a GAAP basis, EPS was $0.93 per diluted share.

“Our second quarter revenues increased by 4 percent, with sales to the U.S. up 5 percent and international markets up one percent,” said Brunswick Chairman and Chief Executive Officer Dustan E. McCoy. “Our top line reflected growth in outboard boats and engines, parts and accessories, fitness equipment and bowling products, partially offset by revenue declines in fiberglass sterndrive/inboard boats and engines, as well as retail bowling centers.

“Our second quarter gross margin of 27.8 percent reflected an increase of 30 basis points from the prior year. Operating expenses increased by 7 percent during the quarter. A modest improvement in adjusted operating earnings, combined with lower net interest expense, led to an 8 percent increase in adjusted pretax earnings. This increase was more than offset by a higher effective tax rate, which resulted in our lower diluted earnings per common share, as adjusted,” McCoy said.

Second Quarter Results
For the second quarter of 2014, the Company reported net sales of $1,139.8 million, up from $1,098.3 million a year earlier. For the quarter, the Company reported operating earnings of $141.3 million, which included $3.1 million of net restructuring, exit and impairment charges. In the second quarter of 2013, the Company had operating earnings of $136.7 million, which included $4.0 million of restructuring, exit and impairment charges.

For the second quarter of 2014, Brunswick reported net earnings from continuing operations of $88.6 million, or $0.93 per diluted share, compared with net earnings from continuing operations of $79.3 million, or $0.85 per diluted share, for the second quarter of 2013. The diluted earnings per share for the second quarter of 2014 included $0.02 per diluted share of restructuring, exit and impairment charges. The diluted earnings per share for the second quarter of 2013 included $0.04 per diluted share of restructuring, exit and impairment charges, $0.32 per diluted share of losses on early extinguishment of debt and a $0.02 per diluted share of unfavorable special tax items.

Review of Cash Flow and Balance Sheet
Cash and marketable securities totaled $335.0 million at the end of the second quarter, down $34.2 million from year-end 2013 levels. This decrease mainly reflects net cash provided by operating activities of $77.0 million, less cash used for investing and financing activities of $99.3 million. Investing activities included $29.1 million for an acquisition completed during the second quarter of 2014.

Net debt (defined as total debt, less cash and marketable securities) at the end of the second quarter was $123.0 million, an increase of $32.4 million from year-end 2013 levels. The increase in net debt primarily reflects the decrease in total cash and marketable securities.

Marine Engine Segment
The Marine Engine segment, consisting of the Mercury Marine Group, including the marine parts and accessories businesses, reported net sales of $652.4 million in the second quarter of 2014, up 3 percent from $631.7 million in the second quarter of 2013. International sales, which represented 33 percent of total segment sales in the quarter, increased by 2 percent. For the quarter, the Marine Engine segment reported operating earnings of $122.5 million. This compares with operating earnings of $119.4 million in the second quarter of 2013.

Sales increases in the quarter were led by the segment’s outboard and parts and accessories businesses, partially offset by a decline in sterndrive engines. Higher sales contributed to the increase in operating earnings in the second quarter of 2014, which was partially offset by the absence of favorable insurance settlements received in the second quarter of 2013 and increased investments for long-term growth.

Boat Segment
The Boat segment is comprised of the Brunswick Boat Group, and includes 14 boat brands. The Boat segment reported net sales of $324.1 million for the second quarter of 2014, an increase of 4 percent compared with $310.9 million in the second quarter of 2013. International sales, which represented 35 percent of total segment sales in the quarter, were flat compared to the prior year period. For the second quarter of 2014, the Boat segment reported operating earnings of $19.9 million, including net restructuring charges of $0.4 million. This compares with operating earnings of $14.6 million in the second quarter of 2013, including restructuring charges of $2.5 million.

The increase in sales reflected growth in outboard boats, partially offset by declines in the segment’s fiberglass sterndrive/inboard boat categories. Operating earnings benefited from higher sales, lower restructuring charges and improved net operating efficiencies.

Fitness Segment
The Fitness segment is comprised of the Life Fitness Division, which designs, manufactures, and sells Life Fitness and Hammer Strength fitness equipment. Fitness segment sales in the second quarter of 2014 totaled $159.7 million, up 6 percent from $150.8 million in the second quarter of 2013. International sales, which represented 51 percent of total segment sales in the quarter, increased by 3 percent. For the quarter, the Fitness segment reported operating earnings of $18.7 million. This compares with operating earnings of $20.8 million in the second quarter of 2013.

The increase in sales reflected growth to U.S. health clubs, as well as modest net gains in international markets. The decrease in operating earnings in the second quarter of 2014, when compared with the same period of 2013, reflects the benefit from higher sales, which was more than offset by investments in growth initiatives.

Bowling & Billiards Segment
The Bowling & Billiards segment is comprised of Brunswick retail bowling centers, bowling equipment and products, and billiards tables and accessories. Segment sales in the second quarter of 2014 totaled $72.1 million, up 2 percent compared with $71.0 million in the year-ago quarter. International sales, which represented 15 percent of total segment sales in the quarter, decreased by 26 percent, primarily due to the reduction in sales resulting from the divestiture of its European retail bowling centers in 2013. For the quarter, the segment reported operating earnings of $3.3 million. This compares with operating earnings of $1.6 million in the second quarter of 2013, including restructuring charges of $1.5 million.

Sales increased in the quarter as a result of an improvement in bowling products sales, as well as gains in U.S. equivalent retail center sales, including the impact of the pilot centers. Partially offsetting these increases were a reduced retail center count and a decrease in billiards sales. The increase in operating earnings in the second quarter of 2014, when compared with 2013, was due to higher sales and lower restructuring charges.

Discontinued Operations - 2014 Subsequent Earnings Releases and Outlook
On July 17, 2014, the Company announced (1) the signing of an agreement to sell its Retail Bowling business and (2) its intention to sell its Bowling Products business. Starting with the third quarter of 2014, these businesses will be reported as discontinued operations. The historical and future results of the Billiards business will be reflected in the Company’s Fitness segment. As a result, the following outlook statements incorporate these future reporting changes.

2014 Outlook
“The U.S. marine market is unfolding consistent with our annual expectations and continues to benefit from solid growth in outboard boat and engine products, as well as in parts and accessories,” McCoy said. “In the fiberglass sterndrive/inboard boat category, which also affects sterndrive/inboard engine production, modest unit growth in boats greater than 30 feet is being more than offset by declines in boats under 30 feet. International marine markets, however, have experienced declines in retail sales, specifically in Canada and South America. Consequently, first-half global marine retail demand growth is below our annual expectations.

“Our Fitness segment continues to benefit from favorable health and fitness trends in the U.S. market. Outside of the U.S., demand trends have been mixed, with slight overall growth thus far during the year.

“During the second half of the year, we expect that our marine and fitness businesses will benefit from several new products being introduced into the marketplace or reaching full production rates. Market acceptance of these products has been excellent, and as a result, our plan reflects stronger revenue growth rates in the second half of 2014.

“With excellent growth being generated from new product introductions, combined with continuing solid outboard, parts and accessories and fitness market conditions, partially offset by a lower rate of growth from international markets, as well as continued weakness in global fiberglass sterndrive products, our current plan reflects a full-year growth rate in consolidated sales of 5 percent to 6 percent.

“Our full-year plan continues to reflect solid improvement in gross margin levels. In addition, as a result of our ongoing investments in growth initiatives, operating expenses are estimated to increase in 2014, however, on a percentage of sales basis, they are expected to be at slightly lower levels than 2013. The year-over-year rate of increase in operating expenses is expected to be slower in the second half of 2014.

“Our guidance continues to reflect another year of strong growth in adjusted operating earnings, as well as adjusted pretax earnings growth of 24 percent to 30 percent. Finally, we are revising our previously stated 2014 diluted earnings per common share, as adjusted, guidance to $2.25 to $2.35, which incorporates the recently announced divestiture of our bowling businesses and the associated discontinued operations treatment,” McCoy concluded.

Use of Non-GAAP Financial Information
A reconciliation of GAAP to non-GAAP financial measures is provided in the supplemental information sections of the consolidated financial statements accompanying this release.

Conference Call Scheduled
Brunswick will host a conference call today at 10 a.m. (CDT), hosted by Dustan E. McCoy, chairman and chief executive officer, William L. Metzger, senior vice president and chief financial officer, and Bruce J. Byots, vice president - corporate and investor relations.

The call will be broadcast over the Internet at www.brunswick.com. To listen to the call, go to the website at least 15 minutes before the call to register, download and install any needed audio software.

See Brunswick’s website for (1) slides used to supplement conference call remarks and (2) certain unaudited restated financial information for 2012, 2013 and 2014 at
www.brunswick.com/investors/investorinformation/events-presentations.php

Security analysts and investors wishing to participate via telephone should call (866) 700-5192 (passcode: Brunswick Q2). Callers outside of North America should call (617) 213-8833 (passcode: Brunswick Q2) to be connected. These numbers can be accessed 15 minutes before the call begins, as well as during the call. A replay of the conference call will be available through midnight CDT Thursday, Aug. 7, 2014, by calling (888) 286-8010 or international dial (617) 801-6888 (passcode: 68801854). The replay will also be available at www.brunswick.com.

Forward-Looking Statements
Certain statements in this news release are forward-looking as defined in the Private Securities Litigation Reform Act of 1995. Such statements are based on current expectations, estimates and projections about Brunswick’s business. Forward-looking statements by their nature address matters that are, to different degrees, uncertain and often contain words such as “may”, “could”, “expect”, “intend”, “target”, “plan”, “seek”, “estimate”, “believe”, “predict”, “potential” or “continue”. These statements are not guarantees of future performance and involve certain risks and uncertainties that may cause actual results to differ materially from expectations as of the date of this news release. These risks include, but are not limited to: the effect of adverse general economic conditions, including the amount of disposable income available to consumers for discretionary purchases, tight consumer credit markets, and the level of consumer confidence on the demand for marine, fitness and billiards equipment, products and services; the ability of dealers and customers to secure adequate access to financing and the Company’s ability to access capital and credit markets; the ability to maintain strong relationships with dealers, distributors and independent boat builders; the ability to maintain effective distribution and develop alternative distribution channels without disrupting incumbent distribution partners; the ability to successfully manage pipeline inventories and respond to any excess supply of repossessed and aged boats in the market; credit and collections risks, including the potential obligation to repurchase dealer inventory; the risk of losing a key account or a critical supplier; the strength and protection of the Company’s brands and other intellectual property; the ability to spread fixed costs while establishing a smaller manufacturing footprint; the ability to successfully complete restructuring efforts in accordance with projected timeframes and costs; the ability to obtain components, parts and raw materials from suppliers in a timely manner and for a reasonable price; the need to meet pension funding obligations; the effect of higher energy and logistics costs, interest rates and fuel prices on the Company’s results; competitive pricing pressures, including the impact of inflation and increased competition from international competitors; the ability to develop new and innovative products in response to changing retail demands and expectations that are differentiated for the global marketplace at a competitive price and in compliance with applicable laws; the effect of competition from other leisure pursuits on the level of participation in boating, fitness and billiards activities; the risk of product liability, warranty and other claims in connection with the manufacture and sale of products; the ability to respond to and minimize the negative financial impact of legislative and regulatory developments, including those related to environmental restrictions, climate change, healthcare costs, taxes and employee benefits; the ability to maintain market share, particularly in high-margin products; fluctuations in the Company’s stock price due to external factors; the ability to maintain product quality and service standards expected by customers; the ability to increase manufacturing operations and meet production targets within time and budgets allowed; negative currency trends, including shifts in exchange rates; competition from new technologies; the ability to complete environmental remediation efforts and resolve claims and litigation at the cost estimated; the uncertainty and risks of doing business in international locations, including international political instability, civil unrest and other risks associated with operations in emerging markets; the risk of having to record an impairment to the value of goodwill and other assets; the effect that catastrophic events may have on consumer demand and the ability to manufacture products, including hurricanes, floods, earthquakes, and environmental spills; the effect of weather conditions on demand for marine products; the risk of losing individuals who are key contributors to the organization; and risks associated with the Company’s information technology systems, including the continued use of legacy systems and the risk of a failure of or attacks on the Company’s information systems, which could result in data security breaches, lost or stolen assets or information, and associated remediation costs.

Additional risk factors are included in the Company’s Annual Report on Form 10-K for 2013. Such forward-looking statements speak only as of the date on which they are made and Brunswick does not undertake any obligation to update any forward-looking statements to reflect events or circumstances after the date of this news release, or for changes made to this document by wire services or Internet service providers.

About Brunswick
Headquartered in Lake Forest, Ill., Brunswick Corporation endeavors to instill "Genuine Ingenuity"(TM) in all its leading consumer brands, including Mercury and Mariner outboard engines; Mercury MerCruiser sterndrives and inboard engines; MotorGuide trolling motors; Attwood and Whale marine parts and accessories; Land 'N' Sea, Kellogg Marine, and Diversified Marine parts and accessories distributors; Bayliner, Boston Whaler, Brunswick Commercial and Government Products, Crestliner, Cypress Cay, Harris FloteBote, Lowe, Lund, Meridian,

Princecraft, Quicksilver, Rayglass, Sea Ray and Uttern boats, and Life Fitness and Hammer Strength fitness equipment, Brunswick billiards tables and table tennis. For more information, visit http://www.brunswick.com.

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Three Months Ended
	June 28, 2014	June 29, 2013	% Change
Net sales	$1,139.8	$1,098.3	4%
Cost of sales	822.6	796.7	3%
Selling, general and administrative expense	143.8	132.0	9%
Research and development expense	29.0	28.9	0%
Restructuring, exit and impairment charges	3.1	4.0	-23%
Operating earnings	141.3	136.7	3%
Equity earnings	0.1	0.2	-50%
Other income (expense), net	1.1	(1.1)	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	142.5	135.8	5%
Interest expense	(8.5)	(12.6)	-33%
Interest income	0.3	0.3	0%
Loss on early extinguishment of debt	—	(32.3)	NM
Earnings before income taxes	134.3	91.2	47%
Income tax provision	45.7	11.9
Net earnings from continuing operations	88.6	79.3	12%

Net earnings from discontinued operations, net of tax	—	1.1	NM

Net earnings	$88.6	$80.4	10%

Earnings per common share:
Basic
Earnings from continuing operations	$0.95	$0.87
Earnings from discontinued operations	—	0.01
Net earnings	$0.95	$0.88	8%

Diluted
Earnings from continuing operations	$0.93	$0.85
Earnings from discontinued operations	—	0.01
Net earnings	$0.93	$0.86	8%

Weighted average shares used for computation of:
Basic earnings per common share	93.5	91.0
Diluted earnings per common share	95.1	93.6

Effective tax rate from continuing operations	34.0%	13.0%

Supplemental Information
Continuing Operations:
Operating earnings	$141.3	$136.7	3%
Restructuring, exit and impairment charges	3.1	4.0	-23%
Adjusted operating earnings	$144.4	$140.7	3%

Earnings before income taxes	$134.3	$91.2	47%
Restructuring, exit and impairment charges	3.1	4.0	-23%
Loss on early extinguishment of debt	—	32.3	NM
Adjusted pretax earnings	$137.4	$127.5	8%

Earnings per common share:
Diluted earnings from continuing operations	$0.93	$0.85
Restructuring, exit and impairment charges from continuing operations	0.02	0.04
Loss on early extinguishment of debt	—	0.32
Special tax items	0.00	0.02
Diluted earnings from continuing operations, as adjusted	$0.95	$1.23	-23%

NM = not meaningful

Brunswick Corporation Comparative Condensed Consolidated Statements of Operations (in millions, except per share data) (unaudited)

	Six Months Ended
	June 28, 2014	June 29, 2013	% Change
Net sales	$2,109.0	$2,093.6	1%
Cost of sales	1,526.7	1,530.1	0%
Selling, general and administrative expense	284.8	271.1	5%
Research and development expense	58.4	56.2	4%
Restructuring, exit and impairment charges	3.1	9.6	-68%
Operating earnings	236.0	226.6	4%
Equity loss	(0.1)	(1.0)	-90%
Other income, net	2.3	1.1	NM
Earnings before interest, loss on early extinguishment of debt and income taxes	238.2	226.7	5%
Interest expense	(17.0)	(27.0)	-37%
Interest income	0.5	0.7	-29%
Loss on early extinguishment of debt	—	(32.4)	NM
Earnings before income taxes	221.7	168.0	32%
Income tax provision	76.1	33.8
Net earnings from continuing operations	145.6	134.2	8%

Net loss from discontinued operations, net of tax	—	(4.0)	NM

Net earnings	$145.6	$130.2	12%

Earnings (loss) per common share:
Basic
Earnings from continuing operations	$1.56	$1.48
Loss from discontinued operations	—	(0.05)
Net earnings	$1.56	$1.43	9%

Diluted
Earnings from continuing operations	$1.53	$1.43
Loss from discontinued operations	—	(0.04)
Net earnings	$1.53	$1.39	10%

Weighted average shares used for computation of:
Basic earnings (loss) per common share	93.4	90.8
Diluted earnings (loss) per common share	95.0	93.6

Effective tax rate from continuing operations	34.3%	20.1%

Supplemental Information
Continuing Operations:
Operating earnings	$236.0	$226.6	4%
Restructuring, exit and impairment charges	3.1	9.6	-68%
Adjusted operating earnings	$239.1	$236.2	1%

Earnings before income taxes	$221.7	$168.0	32%
Restructuring, exit and impairment charges	3.1	9.6	-68%
Loss on early extinguishment of debt	—	32.4	NM
Adjusted pretax earnings	$224.8	$210.0	7%

Earnings per common share:
Diluted earnings from continuing operations	$1.53	$1.43
Restructuring, exit and impairment charges from continuing operations	0.02	0.10
Loss on early extinguishment of debt	—	0.32
Special tax items	0.01	0.14
Diluted earnings from continuing operations, as adjusted	$1.56	$1.99	-22%

NM = not meaningful

Brunswick Corporation Selected Financial Information (in millions) (unaudited) Segment Information - Continuing Operations

	Three Months Ended
	Net Sales			Operating Earnings (Loss) (1)			Operating Margin
	June 28, 2014	June 29, 2013	% Change	June 28, 2014	June 29, 2013	% Change	June 28, 2014	June 29, 2013
Marine Engine	$652.4	$631.7	3%	$122.5	$119.4	3%	18.8%	18.9%
Boat	324.1	310.9	4%	19.9	14.6	36%	6.1%	4.7%
Marine eliminations	(68.5)	(66.1)	4%	—	—
Total Marine	908.0	876.5	4%	142.4	134.0	6%	15.7%	15.3%

Fitness	159.7	150.8	6%	18.7	20.8	-10%	11.7%	13.8%
Bowling & Billiards	72.1	71.0	2%	3.3	1.6	NM	4.6%	2.3%
Pension - non-service costs	—	—		(3.7)	(4.6)	-20%
Corp/Other	—	—		(19.4)	(15.1)	28%
Total	$1,139.8	$1,098.3	4%	$141.3	$136.7	3%	12.4%	12.4%

	Six Months Ended
	Net Sales			Operating Earnings (Loss) (2)			Operating Margin
	June 28, 2014	June 29, 2013	% Change	June 28, 2014	June 29, 2013	% Change	June 28, 2014	June 29, 2013
Marine Engine	$1,157.5	$1,153.5	0%	$184.2	$190.9	-4%	15.9%	16.5%
Boat	606.9	600.6	1%	28.3	17.0	66%	4.7%	2.8%
Marine eliminations	(141.6)	(133.7)	6%	—	—
Total Marine	1,622.8	1,620.4	0%	212.5	207.9	2%	13.1%	12.8%

Fitness	335.3	317.0	6%	48.5	45.3	7%	14.5%	14.3%
Bowling & Billiards	150.9	156.2	-3%	16.0	16.5	-3%	10.6%	10.6%
Pension - non-service costs	—	—		(7.4)	(9.5)	-22%
Corp/Other	—	—		(33.6)	(33.6)	0%
Total	$2,109.0	$2,093.6	1%	$236.0	$226.6	4%	11.2%	10.8%

NM = not meaningful

(1) Operating earnings (loss) in the second quarter of 2014 includes net $3.1 million of pretax restructuring, exit and impairment charges. The $3.1 million charge consists of $0.4 million in the Boat segment and $2.7 million in Corp/Other. Operating earnings (loss) in the second quarter of 2013 includes $4.0 million of pretax restructuring, exit and impairment charges. The $4.0 million charge consists of $2.5 million in the Boat segment and $1.5 million in the Bowling & Billiards segment.

(2) Operating earnings (loss) in the first six months of 2014 includes net $3.1 million of pretax restructuring, exit and impairment charges. The $3.1 million charge consists of $0.4 million in the Boat segment and $2.7 million in Corp/Other. Operating earnings (loss) in the first six months of 2013 includes $9.6 million of pretax restructuring, exit and impairment charges. The $9.6 million charge consists of $7.4 million in the Boat segment, $1.5 million in the Bowling & Billiards segment and $0.7 million in Corp/Other.

Brunswick Corporation Comparative Condensed Consolidated Balance Sheets (in millions) (unaudited)

	June 28, 2014	December 31, 2013	June 29, 2013

Assets
Current assets
Cash and cash equivalents	$334.2	$356.5	$327.5
Short-term investments in marketable securities	0.8	12.7	2.7
Total cash, cash equivalents and short-term investments in marketable securities	335.0	369.2	330.2
Restricted cash	18.6	6.5	13.0
Accounts and notes receivable, net	467.8	364.6	423.4
Inventories
Finished goods	393.6	379.9	321.8
Work-in-process	178.9	146.1	150.5
Raw materials	94.0	73.3	76.4
Net inventories	666.5	599.3	548.7
Deferred income taxes	138.0	137.6	18.3
Prepaid expenses and other	33.4	31.4	28.7
Current assets held for sale	—	—	18.3
Current assets	1,659.3	1,508.6	1,380.6

Net property	631.3	617.8	593.4

Other assets
Goodwill	297.4	291.7	290.3
Other intangibles, net	47.0	35.4	36.7
Equity investments	42.3	41.3	41.7
Non-current deferred tax asset	312.2	377.0	—
Other long-term assets	45.4	44.0	48.0
Long-term assets held for sale	—	—	—
Other assets	744.3	789.4	416.7

Total assets	$3,034.9	$2,915.8	$2,390.7

Liabilities and shareholders' equity
Current liabilities
Short-term debt	$5.0	$6.4	$6.0
Accounts payable	359.0	315.6	333.0
Accrued expenses	519.8	561.1	521.0
Current liabilities held for sale	—	—	17.0
Current liabilities	883.8	883.1	877.0

Long-term debt	453.0	453.4	466.4
Other long-term liabilities	511.4	540.9	831.1
Long-term liabilities held for sale	—	—	2.7
Shareholders' equity	1,186.7	1,038.4	213.5
Total liabilities and shareholders' equity	$3,034.9	$2,915.8	$2,390.7

Supplemental Information
Debt-to-capitalization rate	27.8%	30.7%	68.9%
Cash and cash equivalents	$334.2	$356.5	$327.5
Short-term investments in marketable securities	0.8	12.7	2.7
Total cash and marketable securities	$335.0	$369.2	$330.2

Brunswick Corporation Comparative Condensed Consolidated Statements of Cash Flows (in millions) (unaudited)

	Six Months Ended
	June 28, 2014	June 29, 2013
Cash flows from operating activities
Net earnings	$145.6	$130.2
Less: net loss from discontinued operations, net of tax	—	(4.0)
Net earnings from continuing operations	145.6	134.2
Depreciation and amortization	45.3	43.1
Pension funding, net of expense	(11.5)	(3.0)
Loss (gain) on sale of property, plant and equipment, net	0.2	(5.5)
Other long-lived asset impairment charges (gains)	(0.6)	2.3
Deferred income taxes	53.8	3.4
Excess tax benefits from share-based compensation	(3.9)	(11.3)
Loss on early extinguishment of debt	—	32.4
Changes in certain current assets and current liabilities	(171.8)	(104.8)
Income taxes	11.7	13.5
Other, net	8.2	2.7
Net cash provided by operating activities of continuing operations	77.0	107.0
Net cash used for operating activities of discontinued operations	—	(25.9)
Net cash provided by operating activities	77.0	81.1

Cash flows from investing activities
Capital expenditures	(52.9)	(61.3)
Purchases of marketable securities	—	(1.9)
Sales or maturities of marketable securities	11.9	143.1
Transfers to restricted cash	(12.1)	—
Investments	(2.7)	(0.8)
Acquisition of business, net of cash acquired	(29.1)	—
Proceeds from the sale of property, plant and equipment	3.2	7.0
Other, net	—	0.9
Net cash (used for) provided by investing activities of continuing operations	(81.7)	87.0
Net cash (used for) provided by investing activities of discontinued operations	—	—
Net cash (used for) provided by investing activities	(81.7)	87.0

Cash flows from financing activities
Net payments of short-term debt	—	(0.9)
Net proceeds from issuances of long-term debt	—	146.6
Payments of long-term debt including current maturities	(0.6)	(252.1)
Net premium paid on early extinguishment of debt	—	(24.3)
Cash dividends paid	(18.6)	—
Excess tax benefits from share-based compensation	3.9	11.3
Proceeds from stock compensation activity, net of withholdings	(0.1)	(5.5)
Other, net	(2.2)	—
Net cash used for financing activities of continuing operations	(17.6)	(124.9)
Net cash used for financing activities of discontinued operations	—	—
Net cash used for financing activities	(17.6)	(124.9)

Net (decrease) increase in cash and cash equivalents	(22.3)	43.2
Cash and cash equivalents at beginning of period	356.5	284.3
Cash and cash equivalents at end of period	$334.2	$327.5

Supplemental Information
Free Cash Flow
Net cash provided by operating activities of continuing operations	$77.0	$107.0

Net cash provided by (used for):
Capital expenditures	(52.9)	(61.3)
Proceeds from the sale of property, plant and equipment	3.2	7.0
Other investing, net	—	0.9
Total free cash flow	$27.3	$53.6